Exhibit 10.13

HYGEA HOLDINGS CORP.

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of June 1, 2011 (the "Execution Date") between HYGEA HOLDINGS CORP., a Nevada corporation ("Hygea" or the "Company"), and Dale Gibson ("You").

WHEREAS, You are in the employ of the Company as its Director of Assisted Living Facilities practice; and

WHEREAS, the Company desires to assure the continuation of your services in connection with its business and that of its subsidiaries and affiliates;

THEREFORE, in consideration of the premises and covenants herein set forth, you and the Company agree as follows:

1.     Term of Employment. Your "term of employment" as this phrase is used throughout this Agreement shall be for the period beginning on June 1, 2011, the date on which this Agreement becomes Effective (the "Effective Date") and ending five years from the Effective Date (the "Term Date"), subject, however, to earlier termination as set forth in this Agreement.

2.     Employment. During the term of employment, you shall serve as Director (and chief operating officer) of Hygea's Assisted Living Facilities practice (the "ALF Practice") and shall report only to the Chief Executive Officer ("CEO"). You shall have the authority, functions, duties, powers and responsibilities normally associated with such position and such additional authority, functions, duties, powers and responsibilities as the CEO or Board of Directors of the Company may from time to time delegate to you in addition thereto consistent with your position with the Company. Your duties are further described in Exhibit A, attached hereto. You shall, subject to your election as such from time to time and without additional compensation (unless otherwise agreed or provided to all such members), serve during the term of employment in such additional offices of comparable or greater stature and responsibility in the Company and its subsidiaries and as a director and as a member of any committee of the Board of Directors of the Company and its subsidiaries to which you may be elected from time to time. During your employment, (i) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a substantially full-time basis all of your skill and experience to the performance of your duties, (ii) except as disclosed and defined in Schedule 2, you shall have no other employment and, without the prior written consent of the Board of Directors of the Company, no outside business activities which require the devotion of substantial amounts of your time during business hours, and (iii) unless you consent otherwise, the primary place for the performance of your services shall be the Florida counties of Miami-Dade, Broward and Palm Beach ("South Florida") with the addition of territory to be mutually agreed upon by You and the Company, subjectto such reasonable travel as may be required in the performance of your duties. Notwithstanding the foregoing, unless you and the Company mutually agree on alternate location, your principal office shall be located in the city of Pompano Beach, Florida. The foregoing shall be subject to the Company's written policies, as in effect from time to time, regarding vacations, which shall accrue if not taken, holidays, illness and the like and shall not prevent you from devoting such time to your personal affairs (including service as a director of another entity) as shall not interfere with the performance of your duties hereunder, provided that you comply with Section 8 and any generally applicable written policies of the Company on conflicts of interest and service as a director of another corporation, partnership, trust or other entity.

3.  Compensation.

3.1 General Compensation. You shall be compensated at the rate set forth in Exhibit B, which amount shall be payable in accordance with the Company's payroll policies applicable to all employees, provided, however, that in no event shall your salary be payable less frequently than monthly installments.

3.2Expenses. The Company will reimburse you for all reasonable, documented out-of-
pocket expenses incurred in the performance of your duties on behalf of the Company, including, without limitation, reasonable overnight travel and lodging and mileage reimbursement at the rate established by Hygea for all senior management in effect on the date such business is conducted for all travel in excess of your normal commute to the principal office.

3.3 Additional Compensation. During the term of your employment, you shall also be entitled to receive the following benefits, a monthly car allowance equal to $500 per month, plus any additional expenses actually incurred payable on the first day of each month.. In addition, you shall be entitled to use of a company laptop, cellular phone and other digital devices (such as an ipad) as needed, in your reasonable discretion, to effectively fulfill your duties hereunder.

3.4 Benefits. You shall be eligible for all fringe benefits available to executive officers of the
Company, including, without limitation, fully paid up health insurance, and short-term disability insurance and subject to the terms and conditions of the Company's plan documents.

3.5 Indemnification. You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-laws of the Company, under Florida corporate law, and in any other agreements or arrangements intended to provide you with indemnification rights (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions). The Company reserves the right to seek reimbursement from you for any money judgments, liens, fines, or any other payments the Company may reasonably make, in which the sole cause of such payment is your willful breach of any law or statute, including regulators' rules, or your gross negligence.

3.6 Remote Performance of Duties. Company acknowledges and agrees that from time to time You shall require, at your sole and reasonable discretion, the ability to remotely perform your duties and obligations hereunder ("Remote Time"), provided that such Remote Time shall not otherwise substantially affect your duties hereunder. In the event the Company reasonably believes your performance has been substantially affected by Remote Time in any given calendar month, Company shall provide written notice to You in reasonable detail of such deficiency. In the event the Company provides a second written notice in any six calendar month period, You and the Company shall negotiate in good faith to reduce your compensation as set forth in Exhibit B on a pro-rated basis for the month(s) in which your performance was substantially affected due to Remote Time.

4. Termination.

4.1 Termination for Employee Cause. The Company may terminate the term of employment and all of the Company's obligations under this Agreement, other than its obligations set forth below in this Sections 4.1, for "Employee Cause". Termination by the Company for "Employee Cause" shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability, and other than any felony conviction of more than 10 years old, which has been disclosed to the Company, (b) willful and repeated failure or refusal without proper cause to perform your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment), (c) willful misappropriation, embezzlement or reckless or willful destruction of Company property having a material adverse financial effect on the Company, (d) willful and material breach of any statutory or common law duty of loyalty to the Company having a material adverse financial effect on the Company; or (e) material and willful breach of any of the covenants provided for in Section 8. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that if (i) such termination is because of your willful and repeated failure or refusal without proper cause to perform your material duties with the Company including any one or more of your material obligations under this Agreement or for intentional and improper conduct, and (ii) within 30 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations or cease such intentional and improper conduct, the termination shall not be effective. For purposes of this definition of Cause, no act, or failure to act, on your part shall be considered "willful" or "intentional" unless done, or omitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. The term "Limited Vicarious Liability" shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted in good faith to attempt to prevent the acts causing such liability, or (y) after consulting with the Company's counsel, you reasonably believed that no law was being violated by such acts. In the event of termination by the Company for Cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) to pay any Additional Compensation owed to you (pro-rated for any partial calendar year), such as bonuses, trailing payments and reimbursement of expenses incurred through the effective date of such termination, and (iii) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company (including rights under Section 7.2 hereof).

4.2 Termination by You For Company Cause. You shall have the right, exercisable by written notice to the Company, to terminate the term of employment for "Company Cause" effective 60 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in Material Breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 60-day period the Company shall have cured all such material breaches and provided further, that such notice is provided to the Company within 180 days after your knowledge of the occurrence of such Material Breach. A "Material Breach" by the Company shall include, but not be limited to, (i) failure to timely pay any salary or other compensation in full; (ii) the Company reduces your Base Salary below the amount set forth in Exhibit B; (iii) the Company alters your duties in a manner that substantially and materially diminishes your responsibilities when compared to your immediately prior duties except if you are returning to work after a long-term disability and your previous duties are being fulfilled by another employee; (iv) the Company requires you to relocate to a principal office location more than twenty (20) miles from its current location in Pompano Beach, Florida; or effective authority associated with his title and position as set forth and described in Section 1 of this Agreement; (v) the Company purports to terminate your employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement; (vi) the Company adversely changes your title or reporting relationship without your prior written consent; (vii) a Change in Control of the Company (other than pursuant to the Share Exchange)(as defined in that certain Asset Purchase Agreement of even date herewith by and among you, Signature Health Services, Inc. and the Company); (viii) you suffer a hostile work environment whereby your professional work environment is materially adversely affected by the acts of the Company, its officers, directors or any other party at the direction or suggestion of any of the foregoing; (ix) a material breach by the Company of any contractual obligation of the Company to you, which breach is not cured within sixty (60) days of the Company's receipt of written notice specifying such breach(es); (x) the Company violating any material components of Section 2; and/or (xi) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement. The Company shall have the right, exercisable by written notice to you delivered before the date which is 60 days prior to the Term Date, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination. If such notice is delivered on or after the date which is 60 days prior to the Term Date, and the effective date of such termination is no earlier than the Term Date, the provisions of Section 4.3 shall apply.

4.2.1 Termination of this Agreement for any reason other than (i) by the Company for Employee Cause, or (ii) by you for Company Cause shall be deemed to be "Termination Without Cause".

4.2.2 Unless you voluntarily terminate your employment other than for Company Cause, no "Termination Without Cause" shall be effective prior to the first anniversary from the Effective Date of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, from and after the effective date of a Termination Without Cause, or termination of this Agreement by you for Company Cause, you shall continue to be treated as an employee of the Company for a period ending on the date (the "Severance Term Date") which is the lesser of six (6) months after the effective date of such termination, and (ii) the remaining number of months between the effective date of such termination and the Term Date, and during such period you shall be entitled to receive, whether or not you become Disabled during such period, but subject to Section 6, (a) Base Salary (on the Company's normal payroll payment dates as in effect for senior executives immediately prior to the effective date of your termination without cause) at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, unless the event giving rise to such termination is the Company's reduction of your Base Salary in violation of this Agreement, then the Base Salary prior to such reduction, (b) any Additional Compensation owed to you hereunder, (c) any other benefits afforded executive employees by the Company, including those provided under Sections 7.1 and 7.2 through the Severance Term Date, and (d) reimbursement of all expenses incurred on or prior to the effective date of such termination. In the event you terminate your employment voluntarily or your termination is by the Company for Employee Cause, you shall cease to be treated as an employee of the Company, all duties owed you by the Company shall immediately terminate, and no severance payments shall be due. If you accept other full-time employment during such period, you shall cease to be treated as an employee of the Company for purposes of your rights to receive certain post-termination benefits under subsection (c) of this Section 4.2.2 and Section 7.2 effective upon the commencement of such other employment (the "Benefit Cessation Date"), and you shall receive the remaining payments of Base Salary and Additional Compensation pursuant to this Section 4.2.2 at the times specified in Section 4.6 of the Agreement.

4.3 After the Term Date. If at the Term Date (or any Subsequent Term Date (as defined below)), the term of employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed to the terms of a new employment agreement, then this Agreement shall be automatically renewed for an additional five year term (the fifth anniversary of the effective date of such term, the "Subsequent Term Date"), and you shall continue to be employed by the Company pursuant to the terms of this Agreement unless either party provides the other party with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the Term Date (or Subsequent Term Date, as applicable).

4.4 Reserved.

4.5 No Mitigation/No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

4.6 Payments. Payments of Base Salary required to be made to you after any termination shall be made at the same times as such payments would otherwise have been paid to you pursuant to Sections 3.1 and 3.2 if you had not been terminated, subject to Section 11.17.

5. Disability. The Company as part of the Executive Compensation package shall obtain short term disability insurance coverage, for which you are eligible. You, at your discretion and at a cost incurred by you, may purchase long-term disability insurance.

5.1Disability Payments. If during the term of employment and prior to the delivery of any notice of Termination Without Cause, you become physically or mentally disabled (as determined by an independent physician reasonably acceptable to the Company and you or your legal representative), whether totally or partially, so that you are prevented from performing your usual duties, the Company shall apply any vested compensation such as sick days or vacation days accrued by you, and thereafter provide short-term disability payments for up to three months from the date your vacation and sick days are exhausted ("Disability Period" with such last day or date your vested compensation terminates being referred to herein as the "Disability Date"), subject to Section 11.17. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you disability benefits for up to three months in an annual amount equal to 65% of (a) your Base Salary at the time you become disabled and (b) 60% any Additional Compensation as defined in Section 3.5 , in each case, subject to Section 11.17. In the event your Disability exceeds the three-month period for which the Company shall provide short-term Disability Payments, it is your responsibility to purchase any additional long-term disability insurance or apply for additional federal and state disability benefits.

5.2Recovery from Disability. If during the Disability Period (three months) you shall fully recover from your disability, the Company shall restore you to full-time service at full compensation within ten (10) days of receiving notice of such recovery). If the Disability Period exceeds three months, ("Long Term Disability), the Company shall restore you to full-time service at full compensation, although the position made available to you may not be the same position for which you contracted under this Employment Agreement. If you are restored to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period.

5.3Other Disability Provisions. At such time as your vested compensation is exhausted and you are eligible for Worker's Compensation or Social Security disability benefits, the Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period directly from Worker's Compensation or Social Security ; provided, however, that for so long as, and to the extent that, proceeds paid to you from the Company's short term disability insurance policies are not includible in your income for federal income tax purposes, the Company's deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) the fraction obtained by subtracting (a) the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments from (b) one. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement.

Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive any unpaid Base Salary to the last day of the month in which your death occurs, any unpaid Additional Compensation, and payment of unreimbursed expenses incurred by you prior to the date of your death. In the event this Agreement was terminated due to a Material Breach of the Company, Executive's death shall not affect any payment obligations of the Company under Section

4.2. Furthermore, for purposes of clarity, it is intended that your death shall not affect any vested rights you or your beneficiaries may have at the time of your death pursuant to any insurance or other death benefit plans or arrangements of the Company or any subsidiary or benefit and incentive plans described in Sections 3.5, 7.1 and 7.2, which vested rights shall continue to be governed by the provisions of such plans and this Agreement.

7. Other Benefits

7.1General Availability. The Company from inception has intended to provide adequate benefits for its employees, as such benefits become affordable to the Company. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the term of your employment with the Company, you shall be eligible to participate in any savings plan, pension, profit-sharing, stock option or similar plan or program and in any group life insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter when such benefit can affordably be offered to employees. In addition, you shall be entitled during the term of employment, to receive other benefits generally available to all senior executives of the Company to the extent you are eligible under the general provisions thereof.

7.2Benefits After a Termination or Disability. During the Disability Period or after the effective date of a termination of employment pursuant to Section 4.2 and prior to the Severance Term Date or, if earlier, the Benefit Cessation Date, you shall continue to be treated as an employee of the Company for purposes of eligibility to participate in the Company's health and welfare benefit plans and to receive the health and welfare benefits required to be provided to you under this Agreement to the extent such health and welfare benefits available to executive officers of the Company. During the same period, you will also continue to receive all other benefits maintained in effect by the Company and available to its executives. After the effective date of a termination of employment pursuant to Section 4, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock-based incentive plan. As applicable, at (i) the Severance Term Date or, if earlier, the Benefit Cessation Date in connection with a termination of employment pursuant to Section 4.2, (ii) the effective date of your retirement, or (iii) after the Term Date and this Agreement is not renewed pursuant to Section 4.3, your rights to benefits and payments under any health and welfare benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted.

7.3.Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall be governed by this Agreement and not be governed by the Company's general employee policies.

8.  Protection of Confidential Information; Non-Compete.

8.1Confidentiality Covenant. You acknowledge that your employment by the Company (which, for purposes of this Section 8 shall mean Hygea and its affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, you covenant and agree:

8.1.1 You shall keep secret all confidential matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not, in your reasonable determination, have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company's written consent, provided that (i) you shall have no such obligation to the extent such matters (a) are or become publicly known other than as a result of your breach of your obligations hereunder, (b) were known to you prior to the Effective Date hereof; or (iii) were disclosed to you by a third party not known by you to be under a duty of confidentiality to the Company; and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

8.1.2 You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

8.2 Non-Solicitation and Non-Compete. You agree to the terms and conditions of the non-solicitation and non-compete agreement attached hereto as Exhibit C.

9. Intentionally Deleted.

10.Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

10.1 If to the Company:

Hygea Holdings Corp.
9100 S. Dadeland Blvd. Ste. 1500 Miami, FL 33156

Attention: Manuel Iglesias, CEO

10.2 If to you, to:

Dale Gibson
Sunshine Health Center
1711 Hammondville Rd
Pompano Beach, FL 33069

11. General.

11.1Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Florida applicable to agreements made and to be performed entirely in Florida.

11.2Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3Entire Agreement. This Agreement, including all Exhibits and Annex A and the agreements specifically referred to herein, represent the entire agreement and understanding of the parties relating to the subject matter of this Agreement and, except as otherwise specifically provided in this Agreement, supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

11.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, or under the benefit plans referred to in Sections 6 and 7.2, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company's business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be, including, without limitation, in connection with the Share Exchange. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

11.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.7 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 8.1, or 8.2, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

11.8 Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Broward County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Broward County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

11.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company's obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

11.11 Conflict of Interest. Attached as Annex B and made part of this Agreement is the Hygea Code of Ethics and Disciplinary Procedures for Senior Executives. You confirm that you have read, understand and will comply with the terms thereof and any reasonable amendments thereto. In addition, as a condition of your employment under this Agreement, you understand that you may be required periodically to confirm that you have read, understand and will comply with the Standards of Business Conduct as the same may be revised from time to time.

11.12 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

11.13 No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

11.14 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

11.15 Survival. Sections 3.4, 4, 6, 7, 8 and 10 through 11 shall survive any termination of this Agreement

11.16 Definitions. The following terms are defined in this Agreement in the places indicated:

Additional Compensation — Exhibit B Base Salary —Exhibit B
Benefits — Exhibit B

Benefit Cessation Date - Section 4.2.2 Bonus — Exhibit B

Cause - Section 4.1
Company - first paragraph on page 1 Competitive Entity - Section 8.2 Disability Date - Section 5

Disability Period - Section 5
Effective Date - Section 1

For Good Reason — Section 4.2 Severance Term Date - Section 4.2.2 Term Date - Section 1
Term of employment - Section 1 Termination Without Cause - Section 4.2.1

11.17Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original (including via emailed PDF or facsimile) and all of which together shall be considered one and the same agreement.

11.18Enforcement Costs. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that proceeding, in addition to any other relief to which such Party or Parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing Party (including any fees and costs associated with collecting such amounts).

11.19Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a "specified employee" as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitutes "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a "separate payment" within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 13.17; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the dates set forth below with effect as of the Effective Date.

By: /s/ Dale Gibson

Hygea Health Holdings Inc.
By: /s/Manuel Iglesias

Exhibit A

Enumerated duties of Director of Assisted Living Facilities practice:

Assume operational control, oversight and expansion of the entire Hygea Assisted Living Facilities practice.

Unless otherwise agreed between the Company and you, you shall be entitled to hire, or otherwise be provided with, a practice manager for each mobile location of the ALF Practice (e.g. West Coast of Florida (Naples); South Florida (Miami-Dade, Broward, Palm Beach); North Florida (Jacksonville), etc.) to manage the back-office functions for the ALF Practice.

ExhibitB

Compensation:

Base Compensation. The Company shall pay you a base compensation of $180,000 annually paid in increments of $15,000 per month(the "Base Salary") for rendering your services as director of Hygea's Assisted Living Facilities practice.

In addition to the Base Salary, you shall be entitled to receive an annual bonus (pro-rated for partial years) and other compensation consistent with other similarly situated executives of the Company, including, without limitation, participation in the Senior Executive Bonus Plan as adopted by the Company (the "Bonus and Other Compensation").

Long Term Incentive Compensation. You shall be entitled to participate in any Long Term Incentive Compensation Plan adopted by the Company for its employees and/or Senior Executives to the extent mutually agreed by You and the Board of the Company.

Exhibit C

Restrictive Covenant/Non-Com_petition Non-Solicitation Agreement

1. Except as provided in Section 5 below, for a period of twenty four (24) months following the later of the Effective Date or the last day of your employment with the Company, within the "Restricted Territory", defined as the Florida counties of Miami-Dade, Broward and Palm Beach County, and a ten (10) mile radius of any other office of the Company in which the Company conducts the ALF Practice as of the effective date of such termination, You shall not, either directly or indirectly, on your behalf or as a principal, partner, stockholder, member, office employer, agent, consultant, independent contractor, or director of any natural person, joint venture, corporation, general or limited partnership, limited liability corporation, limited liability partnership, or on behalf of any other natural person engage in any of the following activities or actions:

1.1own, manage, operate, control, render, arrange for, provide, or otherwise engage in any professional and/or administrative services for the benefit of any Competitive Entity. For purposes of this Agreement, the following shall be deemed to be a "Competitive Entity": during the period that You are actively employed with the Company, any person or entity that engages in any line of business that is substantially the same as either (i) the ALF Practice engaged in by the Company, conducted during the period that You are actively employed with the Company or for which, to your knowledge, the Company has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as of the effective date of your termination with respect to which You have material knowledge and participation (clause (i) and (ii) collectively referred to herein as the "Company Business");

1.2 solicit or attempt to solicit a customer, client or provider of services of the Company Business to modify, reduce or terminate his/her/its relationship with the Company; or

1.3solicit, recruit, hire, retain, or otherwise engage the services of any individual who was an employee, independent contractor or agent of the Company Business at any time during the six (6) month period immediately preceding the effective date of the termination of your employment.

2. Notwithstanding any other provision of the Agreement, nothing herein shall be construed or applied to limit or otherwise restrict your exercise of your professional medical judgment.

3. Notwithstanding any other provision of the Agreement, nothing herein shall be construed or applied to limit or otherwise restrict your right to pursue business opportunities that either do not do business in the Restricted Territory, do not compete with the Company Business in the Restricted Territory, or which are approved by I-IYGEA'S Board of Directors, which approval shall not be unreasonably withheld.

4. The period of time during which You shall be prohibited from engaging in such business practices or activities as are set forth in this Exhibit C shall be extended by any length of time during which You fail to comply or otherwise breach the provisions of this Exhibit C.

5. Notwithstanding any other provision of the Agreement, in the event that your employment is terminated either (i) by the Company for any reason other than for Company Cause; or (ii) by You for Company Cause, the non-compete restrictions set forth under Section 1.1 above shall expire six (6) months from the effective date of your termination. For clarification purposes, a Termination Without Cause or a termination for Company Cause shall not otherwise reduce or affect the covenants of non-solicitation hereunder.

6. It is understood by and between the Company and You that the foregoing restrictive covenants set forth in this Exhibit C are essential elements of this Agreement, and that, but for your agreement to comply with such promises and covenants, Company would not have agreed to employ You. Further, any breach of such promises or covenants by You shall cause Company irreparable harm to its reputation and the Company Business, the amount of such damage is not possible to quantify or assign a monetary value. As a result the Parties hereto agree that the Company shall be entitled to obtain an Injunction from a court of competent jurisdiction located in Broward County, Florida enjoining You from violating this Agreement without the need of posting of a Bond or proof of monetary injury. Company shall be entitled to recover its attorneys fees and costs incurred with relation to the enforcement of this provision

7. You and Company agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to Exhibit C, to be unreasonable, arbitrary or against public policy, then a lesser time period or geographical area, which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against You. You and Company all agree that the foregoing covenants are appropriate and reasonable.

8. You represent, admit and covenant that your experience and education shall enable You to obtain employment in the restricted territory at the time of dissolution of this Agreement to include at a minimum the restricted territory at the time of execution of this Agreement: a five mile radius, in your licensed profession and that the enforcement of the terms of this Exhibit C, by way of injunction or otherwise shall not prevent You from earning a livelihood in the Restricted Territory.

9. You and Company covenant and agree not to make any disparaging comments against any each other or any of the Company's officers, directors, employees or independent contractors both during the term of this Agreement, or any time thereafter.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Restrictive Covenant/Noncompetition Agreement to be fully executed as of the day and year first written above.

On behalf (4C Rany:

By:
Signature

Print Name
Date:
Title:

NOTARY BLOCK:

By Dale Gibson (in his individual capacity)

Date

NOTARY BLOCK:

Schedule 2
Additional Employment Disclosure

Annex A

RELEASE

Pursuant to the terms of the Employment Agreement made as of June 1, 2011, between HYGEA HOLDINGS CORP., a Nevada corporation (the "Company"), with offices located at 9100 S. Dadeland Blvd., Suite 1500, Miami, Florida and the undersigned (the "Agreement"), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Dale Gibson, being of lawful age, do hereby release and forever discharge the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation or damages (collectively, "Claims"), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by me or granted to me by the Company that after taking into account the provisions of Section 7 of the Agreement are scheduled to vest subsequent to my termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Employee Retirement Income

Security Act, each as amended through and including the date of this Release; provided, however, that the execution of this Release (i) shall not prevent the undersigned from bringing a lawsuit against the Company to enforce my rights and the Company's continuing obligations under the Agreement, and/or (ii) waive, release or otherwise apply to any other rights or claims the undersigned may have pursuant to any other agreement between the undersigned and the Company, including, without limitation, pursuant to that certain Purchase Agreement dated as of June 1, 2011 by and among the Company, Dale Gibson and Signature Health Services, Inc.

I acknowledge that I have been given at least 21 days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.

I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALAUBLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act. WITNESS my hand this day of________, 20.______

By:

Annex B

HYGEA HOLDINGS CORP.

CODE OF ETHICS AND DISCIPLINARY PROCEDURES

FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Introduction

Hygea Holdings Corp. and its subsidiaries ("Hygea" or the "Company"), is committed to maintaining fair and ethical business practices that are free of deception, and to ensuring compliance with legal requirements, specifically Section 406* of the Sarbanes-Oxley Act of 2002, and the SEC rules promulgated thereunder. Thus, we have enacted the following Code of Ethics and Disciplinary Procedures for Principal Executive and Senior Financial Officers (the "Code").

Section 1. The Code of Ethics Framework

a. In accordance with the mission statement of Hygea Holdings Corp. and its subsidiaries ("Hygea"), "To continually improve the efficiency of, and to build the revenue stream for medical group practice professionals who join our network of physicians dedicated to providing compassionate and quality care to their patients," the following Code of Ethics and Disciplinary Procedures for Principal Executive and Senior Financial Officers applies to the following persons, referred to as Officers:

●Our principal executive officer,
●Our principal financial officer,
●Our principal accounting officer or controller, and
●All professionals serving in the roles of finance, tax, accounting, purchase, treasury, internal audit, financial analyst and investor relations. Further, this includes all members of senior management, and members of the Board of Directors and the Committees of Hygea and its subsidiaries.

b. Any Officer of Hygea having reasonable grounds to believe that another Officer has violated the Code has a responsibility to communicate such facts, in writing, to the Corporate Governance Committee.

Section 2. Ethical Standards of Hygea

a. Officers' professional conduct shall remain consistent with the mission, goals and objectives of Hygea.
b. Officers shall conduct themselves in a manner that does not bring substantial discredit upon Hygea.
c. Officers shall refrain from abusing their relationship with Hygea in an improper economic, professional or other manner.
d. Officers shall endeavor to promote the well being of the respective medical groups and their patients, and other professional bodies with whom they are affiliated in accordance with Hygea's mission and this Code.
e. Officers shall not misuse information communicated to them by Hygea, whether in person, electronic or otherwise, and shall specifically comply with all laws, regulations and Hygea policies regarding copyrights as well as other tangible and intellectual property. Misuse of information includes (but is not limited to) using, making or distributing unauthorized copies of material or communicating information Hygea has deemed confidential, for which Hygea must approve such confidential communication in writing.

Section 3. Grounds for Discipline

Misconduct by any Hygea Officer, individually or in concert with others, involving the following acts or omissions, shall constitute grounds for discipline:

a. Any act or omission which violates this Code; and
b. Failure to respond, without good cause, to an inquiry or request by the Corporate Governance Committee, or any act or omission which obstructs or impairs the Corporate Governance Committee in performing its duties pursuant to this Code, including (but is not limited to) failure to fully cooperate in proceedings hereunder. For these purposes, "good cause" includes (but is not limited to), an assertion that a response would waive or otherwise undermine the respondent's constitutional privilege against self-incrimination, or would otherwise result in substantial and tangible harm to a person.

Section 4. Forms of Discipline

Any of the following forms of discipline may be imposed in those cases where grounds for discipline have been established:

a.     Admonition. Admonition is a public or private letter of disapproval issued to an Officer found to have violated this Code.

b.     Suspension. Suspension is the temporary suspension of an Officer's relationship with Hygea. Suspension shall be for a definite period of time and may contain certain conditions to be performed before reinstatement is allowed.

c.     Dismissal. Dismissal is the termination of an Officers' relationship with Hygea on a permanent basis.

d.     Other Discipline and Related Considerations. The Corporate Governance Committee shall retain inherent authority to impose other appropriate forms of discipline, or combinations thereof, depending upon the facts and circumstances of a particular case.

Section 5. Functions of the Corporate Governance Committee

The Corporate Governance Committee, which shall be a standing committee appointed by Hygea's Board of Directors, shall:

a. Review and evaluate at least bi-annually, or more frequently if needed, this Code and its procedures, and make any necessary recommendations to the Board for updating the Code or Corporate Governance Committee procedures; and

b. Receive all alleged violations of this Code and determine their proper resolution in the manner set forth in this document.

Section 6. Procedures for Investigation of an Ethics Complaint

The investigation of a complaint shall be governed by the following rules and procedures:

a. To be processed, a complaint must be submitted in writing to the Corporate Governance Committee within one year of the alleged unethical conduct, or if other legal proceedings have been commenced regarding the matter within one year after a final disposition concerning the conduct in question, whichever is later. The complaint should be addressed to Hygea, Attention Corporate Governance Committee, at Hygea's offices in Miami, Florida. No complaint will be considered if the complainant (or its representative, if applicable) does not identify himself or herself, sign the complaint, and include a return address. Persons filing complaints shall be notified that the Corporate Governance Committee has received the complaint and will proceed accordingly.

b. The Chair of the Corporate Governance Committee will facilitate review of all complaints by the Corporate Governance Committee. The Corporate Governance Committee will initially determine if the respondent is subject to the disciplinary jurisdiction of Hygea; and if there is an allegation made against the respondent which, if established, would constitute grounds for discipline. All letters of complaint that are submitted to the Corporate Governance Committee will appear on the agenda of the committee's meetings for this threshold evaluation, including a determination as to whether a complaint within the Corporate Governance Committee's purview is of sufficient substance to merit proceedings hereunder.

c. If the complaint is deemed to have sufficient substance, notice by certified mail shall be sent to the respondent which shall include specifics of the alleged violation and a copy of the Code of Ethics and Disciplinary Procedures. The notice shall require that the Officer respond in writing to the complaint within 30 days. No particular form of response is required, other than it must be in writing and signed by the respondent.

d. Upon the Corporate Governance Committee's receipt of the member's response, the Corporate Governance Committee shall review the information and decide if further investigation is necessary. If it is determined that further investigation is appropriate, the Corporate Governance Committee Chair shall appoint two members of the Corporate Governance Committee to be the Investigation Subcommittee for the matter. The Investigation Subcommittee should consist of members of the Corporate Governance Committee who shall be charged with making an inquiry to the alleged infraction. Upon their appointment, the members of the Investigation Subcommittee shall no longer participate as members of the Corporate Governance Committee for the purposes of considering that matter.

e. The Investigation Subcommittee shall make inquiry into the matter. Upon completion of the inquiry, the Investigation Subcommittee shall present a report and recommended disposition of the matter in writing to the Corporate Governance Committee. Absent unusual circumstances, the Investigation Subcommittee is expected to complete its report and recommended disposition, and provide them to the Corporate Governance Committee as soon as reasonably practicable.

f. If the Investigation Subcommittee recommends that the respondent be sanctioned, as provided in Section 4 of this document, then the Corporate Governance Committee shall notify the respondent, sent by certified mail, of the Subcommittee's conclusions and recommended sanction, shall advise the respondent of his/her right to a hearing, and shall provide a copy of this Code. The respondent may request a hearing before the Corporate Governance Committee by a written request submitted to Hygea's offices in Miami Florida, Attention Corporate Governance Committee, within 30 days after the date the Corporate Governance Committee's notice was mailed. The respondent shall be deemed to have waived his/her right to a hearing if no such written request is timely submitted. If a written request is timely made, a hearing will be scheduled before the Corporate Governance Committee in the manner set forth below.

g. The Chair of the Corporate Governance Committee will periodically report on the status of pending complaints at the Committee's meetings. The Chair shall also present a report on the status of such matters at a the next scheduled meeting of Hygea's Board of Directors, subject to taking reasonable steps to de-identify specific complaints and preserve confidentiality.

Section 7. Procedures for Hearing

The hearing before the Corporate Governance Committee shall be governed by the following rules and procedures:

a. The Corporate Governance Committee shall give the respondent at least 30 days' advance written notice of the hearing. The hearing shall be held at Hygea's offices in Miami Florida. At the request of respondent, hearings may be conducted by telephone conference or via other appropriate mutually agreeable electronic media.

b. Before and during the hearing, the Chair of the Corporate Governance Committee shall decide all procedural and evidentiary matters, with a presumption that all relevant evidence shall be admitted. Legal rules of evidence shall not apply. The Chair may also specify appropriate procedures to expedite the orderly conduct of the hearing and shall in any event advise the parties in writing of any applicable procedures before the hearing. Such procedures may include, by way of example only, requiring the prior exchange of exhibits between the parties, identifying witnesses prior to the hearing, and providing a schedule for submission of written briefs.

c. The Corporate Governance Committee shall determine the weight it will place on the evidence admitted. Allegations against the respondent must be proved by a preponderance of the evidence. The respondent is not required to testify or to produce records. At the hearing, a representative of the Investigation Subcommittee shall present evidence in support of the finding that a violation has allegedly occurred, as well as the recommended sanction. The respondent shall then present his/her evidence. Each of the parties may cross-examine any person present who testifies.

d. Within a reasonable period of time after the hearing, or if respondent fails to timely request a hearing and therefore waives his/her right thereto, within a reasonable time following such waiver, the Corporate Governance Committee shall issue its findings of fact and ruling, including the form of discipline, if any, to be imposed upon the respondent. The Corporate Governance Committee shall notify the respondent in writing, sent by certified mail, of its decision and the respondent's right to appeal to the Board of Directors. If the respondent does appeal, the proceedings before the Board of Directors shall be governed by Section 8 of this document.

e. When a respondent has been finally adjudicated in a tribunal of competent jurisdiction to be criminally guilty of or civilly liable for an act that would otherwise warrant discipline pursuant to this Code, that adjudication shall satisfy the investigation and hearing processes required by these procedures without the need for further proceedings hereunder. Under such circumstances, the Corporate Governance Committee shall proceed to determine the appropriate sanction for the violation.

Section 8. Procedures for Appeal

Appeal to the Board of Directors shall be governed by the following rules and procedures:

a.      Time for Appeal. Within 30 days after receipt of the written decision of the Corporate Governance Committee, the respondent may file a written notice of appeal addressed to Hygea's President/Chief Executive Officer. If written notice of appeal is not timely communicated, the right to appeal shall be deemed to have been waived, and the Corporate Governance Committee's recommendations shall take effect immediately according to their terms.

b.      Content of Appeal. Within 30 days following submission of a notice of appeal, the respondent may submit to Hygea's President/Chief Executive Officer a written statement, accompanied by such supporting materials as he/she deems appropriate, in support of the appeal which explain why the respondent believes the Corporate Governance Committee's decision is incorrect, unjust or unwarranted in the circumstances. Such appeal shall not contain factual allegations not previously presented to the Corporate Governance Committee unless such facts were unknown at the time of the Corporate Governance Committee's hearing and could not have been uncovered by the respondent with the exercise of reasonable diligence.

c.      Consideration by the Board. The Board of Directors shall set the matter for consideration at its next regularly scheduled meeting. Members of the Board shall not inquire into or otherwise discuss the allegations or the Corporate Governance Committee's ruling until the same have been presented to the Board. The respondent and a representative of the Corporate Governance Committee may, but are not required to, be present and may address the Board. No person who has previously participated in any aspect of the Corporate Governance Committee's review or deliberations (including the Investigation Subcommittee) shall participate in the deliberative appeal process.

d.      Board Decision. The appeal should be heard and decided by a majority vote of the Board of Directors, which may accept, reject or modify the decision of the Corporate Governance Committee. The Board's review shall be limited to whether there were adequate procedures, whether the evidence considered was complete, or whether there were material and prejudicial procedural defects in the Corporate Governance Committee's proceedings. The Board shall notify the respondent and complainant of the action taken, within the confidentiality guidelines of Section 9.

Section 9. Confidentiality

Except as specified otherwise in these procedures, the Corporate Governance Committee shall not report details of any case under investigation to the Board until it is determined no appeal to the Board will be taken. The Corporate Governance Committee shall not report the contents of any investigation to any person who is not on the Corporate Governance Committee if an appeal to the Board is taken. If an appeal is taken, information shall be provided to the Board in connection with the Board's consideration of the appeal. A report of the final disposition of any action taken by the Corporate Governance Committee or the Board to the complainant shall only indicate the nature of the findings and discipline, but shall not disclose findings of fact or other details of the investigation. The proper extent of any public dissemination of an appeal or an unappealed Corporate Governance Committee determination shall be considered by the Corporate Governance Committee as part of its overall deliberations and is subject to final determination by the Board.

Section 10. Representation

At any stage of the proceedings governed by this Code, the respondent may be represented by an attorney. The Corporate Governance Committee and the Board may at all times be represented by counsel who may be regular legal counsel for Hygea.

Section 11. Communications

All notices to respondent shall be sent by certified mail to respondent's last known address according to the records of Hygea. All notices to the Corporate Governance Committee shall be sent to Hygea's President/Chief Executive Officer at Hygea's offices in Miami Florida.

* SECTION 406. CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS.

CODE OF ETHICS DISCLOSURE. - The Commission shall issue rules to require each issuer, together with periodic reports required pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, to disclose whether or not, and if not, the reason therefor, such issuer has adopted a code of ethics for senior financial officers, applicable to its principal financial officer and comptroller or principal accounting officer, or persons performing similar functions.